Exhibit 23.7
CONSENT OF NOMINEE FOR DIRECTOR OF
OCEAN RIG UDW INC.
I hereby consent to the reference to me as a director-nominee in the proxy statement / prospectus included in the registration statement on Form F-4 of Ocean Rig UDW Inc., as shall be filed with the U.S. Securities and Exchange Commission and any and all amendments thereto.

/s/ Prokopios (Akis) Tsirigakis Name: Prokopios (Akis) Tsirigakis
Date: August 22 , 2011